IMAX CORPORATION

EXHIBIT 24

POWER OF ATTORNEY

Each of the persons whose signature appears below hereby constitutes and appoints Patrick McClymont and Robert D. Lister, and each of them severally, as his true and lawful attorney or attorneys with power of substitution and re-substitution to sign in his name, place and stead in any and all such capacities the Form 10-K, including the French language version thereof, and any and all amendments thereto and documents in connection therewith, and to file the same with the United States Securities Exchange Commission (the “SEC”) and such other regulatory authorities as may be required, each of said attorneys to have power to act with and without the other, and to have full power and authority to do and perform, in the name and on behalf of each of the directors of the Corporation, every act whatsoever which such attorneys, or either of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as such directors of the Corporation might or could do in person.

Dated this 23RD day of February, 2017.

Signature	Title

/s/ Bradley J. Wechsler	Chairman of the Board & Director
Bradley J. Wechsler

/s/ Richard L. Gelfond	Chief Executive Officer
Richard L. Gelfond	(Principal Executive Officer)

/s/ Neil S. Braun	Director
Neil S. Braun

/s/ Eric A. Demirian	Director
Eric A. Demirian

/s/ Kevin Douglas	Director
Kevin Douglas

/s/ Greg Foster	Director
Greg Foster

/s/ Michael Lynne	Director
Michael Lynne

/s/ Michael MacMillan	Director
Michael MacMillan

/s/ Dana Settle	Director
Dana Settle

/s/ Darren Throop	Director
Darren Throop

/s/ Patrick McClymont	Chief Financial Officer
Patrick McClymont	(Principal Financial Officer)

/s/ Jeffrey Vance	Controller
Jeffrey Vance	(Principal Accounting Officer)